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                                                                  Exhibit 99.3

FOR IMMEDIATE RELEASE:

Contact: John F. Kenny, Jr.
         Executive Vice President and
         Chief Financial Officer
         (617) 535-4799

                 IRON MOUNTAIN INCORPORATED PRICES DEBT OFFERING

BOSTON, MA--December 16, 2002--Iron Mountain Incorporated (NYSE: IRM), the global leader in records and information management services, announced today that it has priced an underwritten public offering of $100 million in aggregate principal amount of 7-3/4% Senior Subordinated Notes due 2015. The notes will be sold at 100% of par. The net proceeds to the Company are expected to be $98.4 million, after paying the underwriters' discounts and commissions and estimated expenses, and will be used to fund the Company's offer to purchase and consent solicitation relating to its outstanding 9-1/8% Senior Subordinated Notes due 2007, or to otherwise redeem the 9-1/8% notes, to repay outstanding borrowings under the Company's revolving credit facility and for general corporate purposes, including future acquisitions. The closing of the offering is expected to occur on December 30, 2002 and is subject to customary closing conditions.

Bear, Stearns & Co. Inc. is the sole book-running manager of the offering.

Iron Mountain Incorporated is making the offering by means of a shelf registration statement previously declared effective by the Securities and Exchange Commission. Copies of the final Prospectus Supplement and Prospectus for the offering may be obtained from Bear, Stearns & Co. Inc.

This announcement shall not constitute an offer to sell or the solicitation of any offer to buy securities, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT IRON MOUNTAIN

Iron Mountain Incorporated was founded in 1951 as one of the first records management companies. Today, Iron Mountain is the global leader in records and information management services, providing services to over 150,000 customer accounts in 81 markets in the United States and 47 markets outside of the United States. Its diversified customer base includes more than half of the Fortune 500 and numerous commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations. The Company operates over 650 records management facilities in the United States, Canada, Europe, and Latin America. For more information, visit www.ironmountain.com.


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